As filed with the Securities and Exchange Commission on February 5, 2008
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
BOOKHAM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-1303994 (I.R.S. Employer Identification No.)

2584 Junction Avenue, San Jose, California (Address of Principal Executive Offices)	95134 (Zip Code)
Amended and Restated 2004 Stock Incentive Plan
(Full Title of the Plan)
Alain Couder
Chief Executive Officer
2584 Junction Avenue
San Jose, California 95134
(Name and Address of Agent For Service)
408-383-1400
(Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

John A. Burgess, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	Kate Rundle, Esq. Bookham, Inc. 2584 Junction Avenue San Jose, California 95134 Telephone: (408) 383-1400 Telecopy: (408) 919-6083
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common Stock, $0.01 par value per share	10,000,000 shares(2)	$1.80(3)	$18,000,000(3)	$708.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of an additional 10,000,000 shares of common stock issuable under the Amended and Restated 2004 Stock Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the common stock as reported on The NASDAQ Global Market on February 4, 2008.

STATEMENT OF INCORPORATION BY REFERENCE
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits.
SIGNATURES
INDEX TO EXHIBITS
Ex-5 Opinion of Wilmer Cutler Pickering Hale & Dorr LLP
Ex-23.2 Consent of Ernst & Young LLP (US)
Ex-23.3 Consent of Ernst & Young LLP (UK)

STATEMENT OF INCORPORATION BY REFERENCE
     This Registration Statement on Form S-8 is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. Accordingly, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-119011, filed by the Registrant on September 15, 2004, and the Registration Statement on Form S-8, File No. 333-129825, filed by the Registrant on November 18, 2005, each relating to the Registrant’s 2004 Stock Incentive Plan, except for Item 5, Interests of Named Experts and Counsel, Item 6, Indemnification of Directors and Officers and Item 8, Exhibits.
     Item 5.   Interests of Named Experts and Counsel.
     Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement. Certain attorneys at Wilmer Cutler Pickering Hale and Dorr LLP own shares of the Registrant’s Common Stock.
     Item 6.   Indemnification of Directors and Officers.
     Article SEVENTH of the Registrant’s restated certificate of incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.
     Article EIGHTH of the Registrant’s restated certificate of incorporation provides that a director or officer of the Registrant:
          (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding (other than an action by or in the right of the Registrant) brought against him (i) by reason of his position as a director or officer of the Registrant or, if serving at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise or (ii) by reason of any action alleged to have been taken or omitted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and
          (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action or suit by or in the right of the Registrant brought against him (i) by reason of his position as a director or officer of the Registrant or, if serving at the request of the Registrant, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise or (ii) by reason of any action alleged to have been taken or omitted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.
     Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, or an appeal from any such action, suit or proceeding, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.
     Article EIGHTH of the Registrant’s restated certificate of incorporation further provides that the indemnification provided therein is not exclusive.
     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
     Section 102(b) of the General Corporation Law of the State of Delaware permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
     The Registrant maintains directors’ and officers’ insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of the Registrant. In addition, the Registrant has entered into, or will enter into, indemnification agreements with each of its officers and directors pursuant to which the Registrant will indemnify such directors and officers if certain conditions are satisfied.
     Item 8.   Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on this 5th day of February, 2008.

BOOKHAM, INC.
By:	/s/ Alain Couder
Alain Couder
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Bookham, Inc., hereby severally constitute and appoint Alain Couder and Stephen Abely, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Bookham, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alain Couder Alain Couder	Chief Executive Officer and Director (Principal Executive Officer)	February 5, 2008
/s/ Stephen Abely Stephen Abely	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 5, 2008
/s/ Joseph Cook Joseph Cook	Director	February 1, 2008
/s/ Lori Holland Lori Holland	Director	February 1, 2008
/s/ W. Arthur Porter W. Arthur Porter	Director	February 2, 2008
/s/ Peter Bordui Peter Bordui	Director	February 1, 2008
/s/ David Simpson David Simpson	Director	February 1, 2008

INDEX TO EXHIBITS

Number	Description

4.1	Amended and Restated Bylaws of Bookham, Inc., as amended (previously filed as Exhibit 3.1 to Annual Report on Form 10-K (file no. 000-30684) for the year ended June 30, 2007, and incorporated herein by reference).

4.2	Restated Certificate of Incorporation of Bookham, Inc. (previously filed as Exhibit 3.1 to Current Report on Form 8-K (file no. 000-30684) dated September 10, 2004, and incorporated herein by reference)

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP (US)

23.3	Consent of Ernst & Young LLP (UK)

24	Power of attorney (included on the signature page of this registration statement)